Exhibit 99.2

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer

SYNERGETICS REPORTS FIRST QUARTER OF FISCAL YEAR 2015 RESULTS

O’FALLON, MO – (December 10, 2014) – Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced results for the first quarter of fiscal year 2015.

First Quarter Summary:

•	Total sales were $16.6 million, an increase of 7.2% year-over-year.
•	OEM sales increased 12.2% and Ophthalmic sales increased 2.7% year-over-year.
•	Domestic sales increased 6.3% and International sales increased 10.1% year-over-year.
•	Disposable product sales increased 5.2% and capital equipment sales increased 27.9%.
•	GAAP EPS was $0.03 compared to $0.04 in the first quarter last year.
•	Cash flow from operations increased 242% to $5.2 million, compared to $1.5 million last year.
•	EBITDA decreased 6.8% to $1.7 million, compared to $1.8 million last year.

Highlights Subsequent to Quarter-End:

On December 10, 2014, the Company announced the acquisition of Sterimedix LTD., a private, manufacturing company incorporated in England and Wales for net cash consideration of $13.5 million. Sterimedix manufactures and supplies cannulas, needles and other disposable products for ophthalmic and aesthetic procedures.

“We were very pleased with our first quarter sales performance.  We posted growth in both of our primary businesses and in both the U.S. and in International markets,” said David M. Hable, the Company’s President and Chief Executive Officer. “The commercialization of our VersaVIT 2.0 system continues to progress well and was a significant contributor to our Ophthalmic growth in the period. Our acquisition of Sterimedix represents progress towards our strategy of identifying strong ophthalmic businesses to enhance our long-term revenue growth and profitability, and we look forward to strong contributions to our fiscal 2015 revenue results and increasing profitability of our International operations as a result of this accretive acquisition.”

First Quarter Results

First quarter of fiscal 2015 sales totaled $16.6 million, an increase of 7.2%, compared to sales of $15.5 million in the first quarter of fiscal 2015. First quarter sales performance was driven primarily by a 12.2% increase in OEM sales and a 2.7% increase in Ophthalmic sales.

•	Total Domestic sales increased 6.3% to $12.6 million in the first quarter of fiscal 2015, driven by higher OEM sales and other revenues, offset by a modest decline in domestic ophthalmic sales compared to last year. International sales of $4.0 million this quarter increased 10.1% year-over-year primarily due to strong sales growth in emerging markets and growth in International direct markets.

•	Total Ophthalmic sales increased 2.7% to $8.7 million, compared to $8.5 million in the first quarter of fiscal 2014. Domestic Ophthalmic sales decreased 3.0% primarily due to high single-digit declines in our base ophthalmic business offset, partially, by strong sales of VersaVitTM and procedural kits. International Ophthalmic sales increased 10.3% year-over-year primarily due to strong sales of disposables in emerging markets and growth in sales in International direct markets.

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•	Total OEM sales increased 12.2% to $7.7 million, compared to $6.8 million in the first quarter of fiscal 2014. OEM sales include sales to our marketing partners. The increase in OEM sales benefited primarily from strong sales of generators and tips and tubing to Stryker compared to last year.

•	Capital equipment sales totaled $1.8 million in the first quarter of fiscal 2015 compared to $1.4 million in the first quarter of fiscal 2014, an increase of 27.9% year-over-year, driven by generator sales to our two major OEM customers. Disposable product sales totaled $14.5 million, an increase of 5.2%, compared to sales of $13.8 million in the first quarter of fiscal 2014.

Gross profit for the first quarter of fiscal 2015 totaled $9.3 million, or 55.7% of sales, compared to $8.9 million, or 57.5% of sales, in the first quarter of fiscal 2014.  Year-over-year gross margin performance was driven by product mix shift to international sales which had increased to 24.2% of our product mix and sales to our OEM partners in the period.

Total operating expenses increased 7.7% year-over-year to $8.1 million, or 48.7% of sales, in the first quarter of fiscal 2015 from $7.5 million, or 48.5% of sales, in the comparable 2014 period.  Research and development expenses increased 0.2% to $1.2 million, or 7.2% of sales, compared to 7.7% last year.  Sales and marketing expenses increased 3.4% to $3.7 million, or 22.2% of sales, compared to 23.0% of sales last year. General and administrative expenses increased 14.9% to $3.0 million, or 18.2% of sales, compared to 17.0% of sales last year. The increase in total operating expenses compared to the prior year was driven by an increase in selling and marketing expenses largely due to investments in VersaVitTM commercialization, an increase in general and administrative expenses largely due to acquisition related expenses and expenses related to the Company’s exit of its King of Prussia facility.

Reported operating income for the first quarter of fiscal 2015 declined 16.8% to $1.2 million, compared to $1.4 million last year. Reported net income declined 17.9% year-over-year to $0.8 million, or $0.03 per diluted share, from $0.9 million, or $0.04 per diluted share, for the same period of fiscal 2014.

As of October 31, 2014, the Company had approximately $20.4 million in cash on its balance sheet and no interest-bearing debt compared to $15.4 million in cash and no interest-bearing debt at the end of fiscal 2014. Cash flow from operations for the first quarter increased 242.5% to $5.2 million as compared to $1.5 million in the prior year period.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Wednesday, December 10, 2014 at 4:00 p.m. Central Time (5:00 p.m. Eastern) to review the Company’s results for the fiscal first quarter ended October 31, 2014. The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 38592945.  For callers outside the U.S., the number is (847) 230-5643. The conference call will also be available live via webcast at http://www.synergeticsusa.com.  A replay will be available on the Company’s website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the “Company”) is a leading supplier of precision surgical devices.  The Company’s primary focus is on the disciplines of ophthalmology and neurosurgery.  Our distribution channels include a combination of direct and independent sales distributor organizations, both domestically and internationally, and important strategic alliances with market leaders.  The Company’s product lines focus on precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including:  (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field.  The Company’s website address is http://www.synergeticsusa.com.

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Use of Non-GAAP Financial Information

The Company measures its performance primarily through its growth in revenue and operating profit.  In addition to results reported in accordance with GAAP, the Company provides adjusted operating income and margin, EBITDA and adjusted diluted earnings per share. These adjusted amounts consist of GAAP amounts excluding the adjustment for exit costs occurring during the period. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. The Company believes that the presentation of adjusted operating income and margin, EBITDA and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

These non-GAAP measures are considered by the Company’s Board of Directors and management as a basis for measuring and evaluating the Company’s overall operating performance and ability to service debt.  They are presented to enhance an understanding of the Company’s operating results and are not intended to represent cash flow or results of operations.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies.  In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995.  In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2014 as updated from time to time in our filings with the Securities and Exchange Commission.  The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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Synergetics USA, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)
Three Months Ended October 31, 2014 and 2013
(Dollars in thousands, except share and per share data)

	Three Months Ended October 31, 2014	Three Months Ended October 31, 2013
Net sales	$16,646	$15,530
Cost of sales	7,376	6,606
Gross profit	9,270	8,924
Operating expenses
Research and development	1,199	1,197
Sales and marketing	3,696	3,576
Medical device excise tax	128	125
Exit costs	62	--
General and administrative	3,028	2,635
	8,113	7,533
Operating income	1,157	1,391
Other income (expenses)
Investment income	1	4
	1	4
Income from operations before provision for income taxes	1,158	1,395
Provision for income taxes	390	460
Net income	$768	$935
Earnings per share:
Basic earnings per share	$0.03	$0.04
Diluted earnings per share	$0.03	$0.04

Basic weighted average common shares outstanding	25,339,983	25,294,020
Diluted weighted average common shares outstanding	25,390,181	25,380,940

Net income	$768	$935
Foreign currency translation adjustment	(505)	175
Comprehensive income	$263	$1,110

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SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Net Income and EBITDA
Three Months Ended October 31, 2014 and 2013 (Unaudited)
(In thousands)

EBITDA Reconciliation	Three Months Ended October 31, 2014	Three Months Ended October 31, 2013
Net income	$768	$935
Interest expense	--	--
Income taxes	390	460
Depreciation	309	266
Amortization	248	180
EBITDA	$1,715	$1,841

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SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Adjusted Operating Income, Operating Margin and Non-GAAP EPS
Three Months Ended October 31, 2014 and 2013 (Unaudited)
(Dollars in thousands, except per share date)

Adjusted Operating Income	Three Months Ended October 31, 2014	Three Months Ended October 31, 2013
GAAP Operating Income	$1,157	$1,391
Exit costs	62	--
Adjusted operating income	1,219	1,391
Sales	16,646	15,530
Adjusted operating margin	7.3%	9.0%
EBITDA	$1,715	$1,841

Non-GAAP EPS Impact

Exit costs	$62	$0
Effective tax rate	33.7	33.0
Tax effected write-down	41	0
Diluted weighted average common shares	25,390,181	25,380,940
Diluted earnings per share	$0.00	$0.00

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Synergetics USA, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of October 31, 2014 (Unaudited) and July 31, 2014
(Dollars in thousands, except share data)

	October 31, 2014	July 31, 2014
Assets
Current Assets
Cash and cash equivalents	$20,440	$15,443
Accounts receivable, net of allowance for doubtful accounts of $700 and $722, respectively	12,134	14,641
Inventories	15,184	15,134
Prepaid expenses	1,184	1,223
Deferred income taxes	2,041	2,042
Total current assets	50,983	48,483
Property and equipment, net	8,640	8,785
Intangible and other assets
Goodwill	12,648	12,738
Other intangible assets, net	11,674	11,911
Deferred income taxes	1,219	1,219
Patents, net	1,425	1,472
Cash value of life insurance	107	107
Total assets	$86,696	$84,715
Liabilities and stockholders’ equity
Current Liabilities
Accounts payable	$3,282	$2,530
Accrued expenses	3,938	2,845
Income taxes payable	419	386
Deferred revenue	1,288	1,288
Total current liabilities	8,927	7,049
Long-Term Liabilities
Deferred revenue	12,920	13,242
Total long-term liabilities	12,920	13,242
Total liabilities	21,847	20,291
Commitments and contingencies
Stockholders’ Equity
Common stock at October 31, 2014 and July 31, 2014, $0.001 par value, 50,000,000 shares authorized; 25,363,693 and 25,364,608 shares issued and outstanding, respectively	25	25
Additional paid-in capital	28,757	28,594
Retained earnings	36,927	36,160
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(860)	(355)
Total stockholders’ equity	64,849	64,424
Total liabilities and stockholders’ equity	$86,696	$84,715

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Synergetics USA Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Three Months Ended October 31, 2014 and 2013 (Unaudited)
(Dollars in thousands)

	Three Months Ended October 31, 2014	Three Months Ended October 31, 2013
Cash Flows from Operating Activities
Net income	$768	$935
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	309	266
Amortization	248	180
Provision for doubtful accounts receivable	--	56
Stock-based compensation	188	184
Deferred income taxes	--	92
Changes in assets and liabilities
(Increase) decrease in:
Accounts receivable	2,315	1,629
Inventories	(123)	(1,152)
Prepaid expenses	(1)	(236)
(Decrease) increase in:
Accounts payable	764	(135)
Accrued expenses	1,055	(267)
Deferred revenue	(322)	(322)
Income taxes payable	39	300
Net cash provided by operating activities	5,240	1,530

Cash Flows from Investing Activities
Purchase of property and equipment	(178)	(302)
Acquisition of patents and other intangibles	(15)	(82)
Net cash used in investing activities	(193)	(384)

Cash Flows from Financing Activities
Proceeds from the issuance of common stock	28	--
Tax benefit associated with the exercise of non-qualified stock options	16	--
Net cash provided by financing activities	44	--

Foreign exchange rate effect on cash and cash equivalents	(94)	(79)
Net increase in cash and cash equivalents	4,997	1,067
Cash and cash equivalents
Beginning	15,443	12,470
Ending	$20,440	$13,537

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